Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Combined Statements of Additional Information dated March 1, 2018, and to the incorporation by reference in Amendment No. 144 to the Registration Statement (Form N-1A No. 002-11387) of The Hartford Mutual Funds II, Inc. (the “Trust”) of our reports dated December 29, 2017, on the financial statements and financial highlights included in the Trust’s 2017 Annual Report to shareholders.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

February 27, 2018